                                                                  EXHIBIT (g)(2)

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                         PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS


                     CONSOLIDATED CONDENSED BALANCE SHEETS
                           (In thousands of dollars)


                                     ASSETS




                                                                     Dec. 29     June 30      Dec. 31
                                                                       1996        1996        1995
                                                                     -------     -------      -------
                                                                   (Unaudited)              (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                         $  3,254     $150,639    $  6,323
  Receivables, net                                                   234,525      119,346     270,142
  Inventories -
      Finished products and parts                                    179,857       96,078     156,117
      Work in process                                                 45,426       36,932      44,087
      Raw materials                                                    5,141        4,393       4,560
                                                                    --------     --------    --------
            Total inventories                                        230,424      137,403     204,764
  Future income tax benefits                                          32,870       29,589      31,744
  Prepaid expenses                                                    14,782       15,725      11,062
                                                                    --------     --------    --------
            Total current assets                                     515,855      452,702     524,035
                                                                    --------     --------    --------

OTHER ASSETS:
  Prepaid pension cost                                                 7,458        4,682         727
  Deferred income tax asset                                            5,363        2,883       4,157
  Purchased software                                                   9,045        3,685       3,734
                                                                    --------     --------    --------
            Total other assets                                        21,866       11,250       8,618
                                                                    --------     --------    --------

PLANT AND EQUIPMENT -
  Cost                                                               788,453      776,638     759,178
  Less - Accumulated depreciation                                    403,777      402,426     387,056
                                                                    --------     --------    --------
            Total plant and equipment, net                           384,676      374,212     372,122
                                                                    --------     --------    --------
                                                                    $922,397     $838,164    $904,775
                                                                    ========     ========    ========





The accompanying notes are an integral part of these statements.

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                   PART I - FINANCIAL INFORMATION (Continued)


               CONSOLIDATED CONDENSED BALANCE SHEETS (Continued)
                           (In thousands of dollars)



                     LIABILITIES & SHAREHOLDERS' INVESTMENT



                                                                     Dec. 29     June 30      Dec. 31
                                                                      1996         1996         1995
                                                                   -----------   -------    -----------
                                                                   (Unaudited)              (Unaudited)
CURRENT LIABILITIES:
  Accounts payable                                                  $ 62,091     $ 65,642     $ 62,251
  Domestic notes payable                                              43,970        5,000      101,558
  Foreign loans                                                       16,440       14,922       20,066
  Current maturities on long-term debt                                15,000       15,000         -
  Accrued liabilities                                                 99,146       82,932       94,602
  Dividends payable                                                    7,810         -           7,521
  Federal and state income taxes                                      17,252        6,683       12,815
                                                                    --------     --------     --------
         Total current liabilities                                   261,709      190,179      298,813
                                                                    --------     --------     --------

OTHER LIABILITIES:
  Deferred revenue on sale of plant and equipment                     15,996         -            -
  Accrued employee benefits                                           19,465       18,431       17,260
  Accrued postretirement health care obligation                       69,034       69,049       69,143
  Long-Term debt                                                      60,000       60,000       75,000
                                                                    --------     --------     --------
         Total other liabilities                                     164,495      147,480      161,403
                                                                    --------     --------     --------

SHAREHOLDERS' INVESTMENT:
  Common stock-
    Authorized 60,000,000 shares, $.01 par value
    Issued and outstanding 28,927,000 shares                             289          289          289
  Additional paid-in capital                                          40,705       40,898       41,327
  Retained earnings                                                  455,477      459,666      403,209
  Cumulative translation adjustments                                    (278)        (348)        (266)
                                                                    --------     --------     --------
         Total shareholders' investment                              496,193      500,505      444,559
                                                                    --------     --------     --------
                                                                    $922,397     $838,164     $904,775
                                                                    ========     ========     ========





The accompanying notes are an integral part of these statements.

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
               (In thousands of dollars except amounts per share)
                                  (Unaudited)




                                                             Three Months Ended    Six Months Ended
                                                             ------------------    ----------------
                                                             Dec. 29   Dec. 31     Dec. 29   Dec. 31
                                                               1996     1995        1996      1995
                                                             -------   -------     -------   -------
NET SALES                                                   $299,664  $329,357    $461,395  $518,834

COST OF GOODS SOLD                                           242,807   263,594     386,569   433,930
                                                            --------  --------    --------  --------

     Gross profit on sales                                  $ 56,857  $ 65,763    $ 74,826  $ 84,904

ENGINEERING, SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                                     28,071    24,801      54,132    49,284
                                                            --------  --------    --------  --------
     Income from operations                                 $ 28,786  $ 40,962    $ 20,694  $ 35,620

INTEREST EXPENSE                                              (2,408)   (2,919)     (4,360)   (4,976)

OTHER INCOME, net                                                536       541       2,098     2,620
                                                            --------  --------    --------  --------
     Income before provision
       for income taxes                                     $ 26,914  $ 38,584    $ 18,432  $ 33,264

PROVISION FOR INCOME TAXES                                    10,220    14,660       7,000    12,640
                                                            --------  --------    --------  --------

     Net income                                             $ 16,694  $ 23,924    $ 11,432  $ 20,624
                                                            ========  ========    ========  ========

PER SHARE DATA* -

          Net income                                          $  .58    $  .82      $  .40    $  .71
                                                              ======    ======      ======    ======
          Cash dividends                                      $  .27    $  .26      $  .54    $  .52
                                                              ======    ======      ======    ======



* Based on 28,927,000 shares outstanding.

The accompanying notes are an integral part of these statements.

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                Increase(Decrease) in Cash and Cash Equivalents
                           (In thousands of dollars)
                                  (Unaudited)


                                                                          Six Months Ended
                                                                  --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                             Dec. 29, 1996     Dec. 31, 1995
                                                                  -------------     --------------
  Net income                                                        $  11,432          $  20,624
  Adjustments to reconcile net income to
    net cash provided by operating activities -
      Depreciation                                                     21,578             20,938
      Loss on disposition of plant and equipment                        1,537                680
      (Increase)decrease in operating assets -
        Accounts receivable                                          (115,179)          (176,026)
        Inventories                                                   (93,021)           (64,090)
        Other current assets                                           (2,338)             1,400
        Other assets                                                  (10,616)            (3,066)
      Increase(decrease) in liabilities -
        Accounts payable and accrued
          liabilities                                                  31,042              6,337
        Other liabilities                                               1,019               (357)
                                                                    ---------          ---------
      Net cash used in
        operating activities                                        $(154,546)         $(193,560)
                                                                    ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to plant and equipment                                  $ (33,687)         $ (51,423)
  Proceeds received on sale of plant and equipment                        112                928
  Proceeds received on sale of
    Menomonee Falls, Wisconsin facility                                15,996               -
                                                                    ---------          ---------
      Net cash used in investing activities                         $ (17,579)         $ (50,495)
                                                                    ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from domestic and
   foreign loans                                                    $  40,488          $  95,221
  Dividends                                                           (15,621)           (15,042)
  Purchase of common stock for treasury                                  (301)              (547)
  Proceeds from exercise of stock options                                 108                176
                                                                    ---------          ---------
      Net cash provided from financing activities                   $  24,674          $  79,808
                                                                    ---------          ---------

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE
  CHANGES ON CASH AND CASH EQUIVALENTS                              $      66          $     (78)
                                                                    ---------          ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           $(147,385)         $(164,325)

CASH AND CASH EQUIVALENTS, beginning                                  150,639            170,648
                                                                    ---------          ---------

CASH AND CASH EQUIVALENTS, ending                                   $   3,254          $   6,323
                                                                    =========          =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                     $   4,217          $   4,596
                                                                    =========          =========
  Income taxes paid                                                 $   2,075          $   2,576
                                                                    =========          =========


The accompanying notes are an integral part of these statements.

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)



     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, in the opinion of the Company, adequate disclosures have been presented to make the information not misleading, and all adjustments necessary to present fair statements of the results of operations and financial position have been included. All of these adjustments are of a normal recurring nature. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K.

     The new balance sheet caption entitled "Purchased Software" represents costs of software purchased for use in the Company's business. Amortization of Purchased Software is computed on an item-by-item basis over a period of three to ten years, depending on the estimated useful life of the software. Accumulated amortization amounted to $3,562,000, $3,367,000, and $2,666,000 as of December 29, 1996, June 30, 1996 and December 31, 1995. Purchased Software on prior period balance sheets was reclassified from Prepaid Expense to the current caption.

     The sale of the Company's Menomonee Falls, Wisconsin facility for $16.3 million (less costs to sell) was completed at the beginning of the second fiscal quarter. The provisions of the contract state that the Company will continue to own and occupy the warehouse portion of the facility for a period of up to ten years (the "Reservation Period"). The contract also contains a buyout clause, at the buyer's option and under certain circumstances, of the remaining Reservation Period. Given the provisions of the contract, the Company is required to account for this as a financing transaction. Under this method, the cash received is reflected as a deferred liability, and the assets and the accumulated depreciation remain on the Company's books. Depreciation expense continues to be recorded each period, and imputed interest expense is also recorded and added to the deferred liability. Offsetting this is the fair value lease income on the non-Company occupied portion of the building. A pretax gain, which will be recognized at the earlier of the exercise of the buyout option or the expiration of the Reservation Period, is estimated to be $10 million to $12 million.